Exhibit 99.2

FOR IMMEDIATE RELEASE:

WESTERN DIGITAL ANNOUNCES EARLY RESULTS OF CASH TENDER OFFER AND

CONSENT SOLICITATION FOR 10.500% SENIOR UNSECURED NOTES DUE 2024

SAN JOSE, Calif. — Feb. 13, 2018 — Western Digital Corporation (NASDAQ: WDC) (“Western Digital” or the “company”) announced today the early results of the previously announced cash tender offer (the “Tender Offer”) and consent solicitation (the “Consent Solicitation”) with respect to any and all of its outstanding 10.500% Senior Notes due 2024 (the “Notes”).

As of 5:00 p.m., New York City time, on Feb. 9, 2018 (the “Early Tender Deadline”), according to Global Bondholder Services Corporation, the depositary and information agent in connection with the Tender Offer and the Consent Solicitation, tenders and the related consents were received from holders of Notes and not validly withdrawn as outlined in the following table:

Title of Security	CUSIP Numbers	Principal Amount Outstanding	Principal Amount Tendered	Percent Tendered
10.500% Senior Unsecured Notes due 2024	958102 AK1 and U9547K AB9 (unregistered) & 958102 AL9 (registered)	$3,350,000,000	$2,722,272,000	81.26%

Accordingly, Western Digital has received consents sufficient to approve the previously announced proposed amendments to the indenture governing the Notes (the “Indenture”). Western Digital and the trustee for the Notes have entered into a supplemental indenture containing the proposed amendments to the Indenture. However, such amendments will not become operative until the settlement date following the Early Tender Deadline, which is expected to occur on or about Feb. 13, 2018 (the “Initial Settlement Date”), and until Western Digital accepts the Notes validly tendered and not withdrawn on or prior to the Early Tender Deadline.

The Tender Offer will expire at 11:59 p.m., New York City time, on Feb. 26, 2018, unless extended by the company (the “Expiration Date”).

Western Digital Announces Early Results of Cash Tender Offer and Consent

Solicitation for 10.500% Senior Unsecured Notes Due 2024

Payment for Notes tendered prior to the Early Tender Deadline is expected to occur on the Initial Settlement Date. Payment for Notes validly tendered after the Early Tender Date and accepted for purchase will be made promptly after the Expiration Date, and is expected to occur on the next business day after the Expiration Date (the “Final Settlement Date”). The Initial Settlement Date and the Final Settlement Date are each referred to as a “Settlement Date.”

Subject to the terms and conditions of the Tender Offer, holders of Notes who validly tendered and did not withdraw their Notes on or prior to the Early Tender Deadline will be entitled to receive $1,167.25 per $1,000 principal amount of Notes tendered. Holders of Notes who validly tender their Notes after the Early Tender Deadline and on or prior to the Expiration Date will be entitled to receive $1,137.25 per $1,000 principal amount of Notes tendered, subject to the terms and conditions of the Tender Offer.

In addition, holders will also receive on the applicable Settlement Date accrued and unpaid interest on all of their Notes accepted for purchase from the last interest payment date on such Notes up to, but excluding, such Settlement Date. The last interest payment date was Oct. 1, 2017.

The Tender Offer is conditioned upon the completion of Western Digital’s previously announced concurrent notes offering and receipt of aggregate proceeds from such offering of at least $2.3 billion, as well as certain other customary conditions, but is not conditioned on the tender of any minimum principal amount of the Notes. The company expressly reserves the right in its sole discretion, subject to applicable law, at any time and from time to time, to (1) waive any and all conditions to the Tender Offer prior to the Expiration Date and accept all Notes previously tendered and not validly withdrawn pursuant to the Tender Offer, and (2) amend, extend or terminate the Tender Offer or Consent Solicitation, subject to certain conditions.

BofA Merrill Lynch and J.P. Morgan are acting as Dealer Managers for the Tender Offer and Solicitation Agents for the Consent Solicitation. Questions regarding the Tender Offer and Consent Solicitation may be directed to BofA Merrill Lynch at 1-888-292-0070 (toll-free) or at (980) 388-3636 (collect). Global Bondholder Services Corporation is acting as Depositary and Information Agent for the Tender Offer and the Consent Solicitation. Requests for documents may be directed to Global Bondholder Services Corporation at 1-212-430-3774 (for banks and brokers) or 1-866-470-3700 (for all others).

Western Digital Announces Early Results of Cash Tender Offer and Consent

Solicitation for 10.500% Senior Unsecured Notes Due 2024

This announcement shall not constitute an offer to purchase or a solicitation of an offer to sell any securities. The complete terms and conditions of the Tender Offer and the Consent Solicitation are set forth in an Offer to Purchase and Consent Solicitation Statement, dated Jan. 29, 2018, and the related Consent and Letter of Transmittal (collectively, the “Tender Offer Documents”) that are being sent to holders of the Notes. The Tender Offer and the Consent Solicitation are being made only through, and subject to the terms and conditions set forth in, the Tender Offer Documents and related materials.

About Western Digital

Western Digital creates environments for data to thrive. The company is driving the innovation needed to help customers capture, preserve, access and transform an ever-increasing diversity of data. Everywhere data lives, from advanced data centers to mobile sensors to personal devices, our industry-leading solutions deliver the possibilities of data. Western Digital® data-centric solutions are marketed under the G-Technology™, HGST, SanDisk®, Tegile™, Upthere™ and WD® brands. Financial and investor information is available on the company’s Investor Relations website.

Forward-Looking Statements

This press release contains forward-looking statements, including statements concerning the tender offer. These forward-looking statements are based on management’s current expectations and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, including: volatility in global economic conditions; uncertainties with respect to the company’s business ventures with Toshiba; business conditions and growth in the storage ecosystem; impact of competitive products and pricing; market acceptance and cost of commodity materials and specialized product components; actions by competitors; unexpected advances in competing technologies; the development and introduction of products based on new technologies and expansion into new data storage markets; risks associated with acquisitions, mergers and joint ventures; difficulties or delays in manufacturing; impacts of new tax legislation; and other risks and uncertainties listed in the company’s filings with the SEC, including the company’s Form 10-Q filed with the SEC on Feb. 6, 2018, to which your attention is directed. You should not place undue reliance on these forward-looking statements, which speak only as of the date

Western Digital Announces Early Results of Cash Tender Offer and Consent

Solicitation for 10.500% Senior Unsecured Notes Due 2024

hereof, and the company undertakes no obligation to update these forward-looking statements to reflect new events.

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Western Digital, the Western Digital logo, G-Technology, HGST, SanDisk, Tegile, Upthere and WD are registered trademarks or trademarks of Western Digital Corporation or its affiliates in the U.S. and/or other countries.

Company contacts:

Western Digital Corp.

Media Contact:

Jim Pascoe

408.717.6999

jim.pascoe@wdc.com

Investor Contact:

Bob Blair

949.672.7834

robert.blair@wdc.com